                                                                    EXHIBIT 10.9

                                                                November 1, 1996


                           UNISOURCE WORLDWIDE, INC.

                        1997 DEFERRED COMPENSATION PLAN

The Plan

     Unisource Worldwide, Inc. ("Unisource") is offering to certain employees of its divisions and subsidiaries ("Employer(s)") the opportunity to participate in the Unisource Worldwide, Inc. 1997 Deferred Compensation Plan (the "Plan"), pursuant to which participants may defer a portion of their compensation and receive certain benefits upon retirement or other termination of employment.
The Plan will become effective on January 1, 1997.

     The full text of the Plan is set forth beginning on page 9 of this document. This document sets forth information about the Plan, but should be read in conjunction with the text of the Plan itself.

     Unisource's principal office is located at Wayne, Pennsylvania 19087. Its telephone number is (610) 296-8000. Unisource's federal tax identification number is 13-5369500.

Eligibility

     You are eligible to participate in the Plan if you are:

        --A full-time employee of Unisource or an Employer;

        --Either (a) a former participant in the Alco Standard Corporation 1994
          Deferred Compensation Plan (the "Alco Plan"), (b) a "highly compensated" employee (employees who had compensation from Unisource or an Employer or from Alco Standard Corporation ("Alco") in excess of $110,000 in calendar year 1995 or who expect to have compensation from Unisource, an Employer or Alco in excess of $110,000 in calendar year 1996 will be considered "highly compensated" for purposes of the
          Plan), (c) a "Partner" or (d) have been selected for participation by the President of Unisource; and

        --A U.S. taxpayer.

Election to Participate

     Participation in the Plan is voluntary. You may elect to begin participation in the Plan as of January 1, 1997 (or the beginning of any subsequent calendar year) by signing an

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agreement ("Participation Agreement") which expresses your commitment to participate in the Plan for five years (or until your employment terminates, if earlier) and sets forth your deferral election for the first year. You may also be required to sign any other forms required by the Plan Administrator.

Deferrals

     In your Participation Agreement, you may elect to defer receipt of a portion of your salary and/or bonus and/or cash awards under any long term incentive compensation plan ("LTIP") that may be adopted by Unisource. If you elect to defer receipt of a portion of your bonus or LTIP cash award, you may specify either a dollar amount or a percentage to be deferred. The amount of your salary deferrals must be at least $3,000 and the aggregate amount of your deferrals from your salary, bonus and LTIP awards may not exceed $100,000 for each of the five plan years. The amounts you defer may vary from year to year, subject to these minimum and maximum limits, and you will be given the opportunity, before the beginning of each year, to change the amount of your deferrals. A participant who does not elect a specific amount for any year will be deemed to have elected to defer $3,000 of salary for such year. If you terminate employment during the deferral period, your deferral of income will immediately cease.

      The amounts you elect to defer will generally be deducted from your salary through payroll deduction in substantially equal installments during each deferral period, and from your bonus or LTIP cash award in a lump sum.

Investment Accounts

     Amounts that you defer under the Plan will be credited to an account established by Unisource in your name. Your account will be "indexed", or credited with earnings based on the performance of various investment alternatives selected by you. In other words, Unisource will measure the performance of these funds, and will credit your account accordingly. Unisource may, but is not obligated to, use participant deferrals to invest in the investment funds described below. You will at all times remain a general unsecured creditor of Unisource.

     You may allocate your account balance among one or more of the following alternatives (or such other alternatives as Unisource may designate from time to time), in any combination of whole percentages adding up to 100%:

     .    Growth Alternative - pursues capital growth through investment in common stocks of financially sound

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         companies believed to have above average earnings or otherwise provide above average potential for capital appreciation.

     . Value Equity Alternative - pursues capital growth through a conservative investment approach designed to increase capital with reasonable risk through investment in common stocks of established companies.

     . Balanced Alternative - pursues long-term capital growth and reasonable current income without undue risk to principal through investment in both common stocks and bonds.

     . Limited Maturity Bond Alternative - seeks to achieve the highest current income consistent with low risk to principal and liquidity through investment in a diversified group of short to intermediate term debt securities. Average maturity will not exceed 5 years.

     . Government Income Alternative - seeks a high level of current income and total return consistent with safety of principal through investment in debt securities issued or guaranteed by the U.S. Government, including Government Mortgage-backed securities.

     . Short-Term Investment Alternative - pursues maximum current income consistent with liquidity and preservation of capital through investment in money market securities.

     . Quality Equity Alternative - seeks to attain the highest total investment return consistent with prudent risk through a fully managed investment policy utilizing equity securities, primarily common stocks of large-capitalization companies, as well as investment grade debt and convertible securities.

     . Equity Growth Alternative - seeks to attain long-term growth of capital by investing primarily in common stocks of relatively small companies believed to have special investment value and emerging growth companies regardless of size.

     . International Equity Focus Alternative - seeks to obtain capital appreciation through investment in securities, principally equities, of issuers in countries other than the United States.

     . High Current Income Alternative - seeks high current income by investing principally in fixed-income

                                       3
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          securities which are rated in the lower rating categories of the established rating services (Baa or lower by Moody's and BBB or lower by Standard & Poor's), or in unrated securities of comparable quality. Securities rated below Baa by Moody's and below BBB by Standard & Poor's are commonly known as "junk bonds."

Neuberger & Berman Management, Inc. serves as the investment adviser to the Growth, Value Equity, Balanced, Limited Maturity Bond, Government Income and Short-Term Investment Alternatives. Merrill Lynch Asset Management L.P. manages the Quality Equity, Equity Growth, International Equity Focus and High Current Income Alternatives. You will receive additional information for each of the above Alternatives from the Plan Administrator. The above descriptions are qualified in their entirety by reference to such information.

     You may change your allocation among the various alternatives once during any calendar month. Any change you request by the 25th day of a month will become effective as of the first day of the next calendar month.

     The value of the benefit you ultimately receive under the Plan depends on the returns credited to your account, based on your selection of alternatives. There is no guaranteed rate of return on your account under the Plan.

Vesting

     You will become vested in your account if you remain a full-time employee of Unisource, an Employer or Alco for a period of five years after you begin participating in the Plan (or after you began participating in the Alco Plan) or until you reach age 65, whichever occurs first. If you leave employment (for any reason other than death or total disability) before you are vested in your account, you will not receive any retirement benefits, but you will receive a lump sum payment equal to the lesser of the balance in your account or the total amount of your deferrals.

Disability Benefits

     If your employment with Unisource or an Employer terminates because of total disability before your benefits have vested, you will automatically become vested as of such date. Your retirement benefits will not begin until the January after you reach age 60, except that you may, in the case of financial hardship, apply to the Committee for an earlier commencement of benefits.

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

 Death Benefits

     If you die (whether before or after you begin to receive your retirement benefits), your beneficiary will be entitled to receive, in a lump sum, the balance in your account as of the last day of the month following your date of death.

Retirement Benefits

     Your retirement benefits will be paid to you in ten annual payments, beginning in January of the year after you reach age 60 or retire from the employ of Unisource or an Employer, whichever is later. Your retirement benefits will be paid to you as follows:

     .    1/10 of your account balance in year 1,

     .    1/9 of your account balance in year 2,

     .    1/8 of your account balance in year 3,

     .    1/7 of your account balance in year 4,

     .    1/6 of your account balance in year 5,

     .    1/5 of your account balance in year 6,

     .    1/4 of your account balance in year 7,

     .    1/3 of your account balance in year 8,

     .    1/2 of your account balance in year 9, and

     .    the balance in year 10.

You may elect to defer commencement of your benefits to a later date, or to receive your benefits in five or fifteen annual payments (rather than ten), by providing written notice to the Administrator by December 31 of the second year prior to the earliest date on which your benefits would otherwise commence.

Use of Participant Payments

     Unisource currently intends (but is not obligated) to use participant deferrals to purchase life insurance on the lives of participating employees. The obligations of Unisource and/or the Employers under the Plan will not be secured in any manner, however, nor will specific assets or funds be set aside for the payment of benefits. A Participant's interest in the Plan or a

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Participation Agreement may not be assigned, transferred, pledged, encumbered, alienated or charged.

Other Employee Benefit Plans

     Participation in this Plan does not in any way affect your right to participate in any pension, profit-sharing, incentive, thrift, group health insurance, stock option, termination pay, or similar plan of Unisource or an Employer, except that the deferrals will not be included in determining your benefits under any retirement plans qualified under section 401(a) of the Internal Revenue Code. Deferrals under this Plan will be included as compensation for purposes of calculating the level of contributions under Unisource's Partners' Stock Purchase Plan.

Employee Retirement Income Security Act of 1974

     The Plan is a "pension plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA") and is subject to certain provisions of ERISA, including certain requirements relating to reporting, disclosure, enforcement and claims. The Plan is unfunded for purposes of ERISA. The Plan is not subject to eligibility, participation, vesting, benefit accrual, or plan termination insurance provisions of ERISA.

Administration

     The Plan provides that authority for the administration and interpretation of the Plan will be vested in a Committee selected by the Board of Directors of Unisource (the "Committee"). The Board of Directors may at any time change the membership of the Committee.

     The Committee will from time to time appoint a Plan Administrator who will be responsible for the general administration of the Plan under the policy guidance of the Committee. William M. Bauer, Director of Risk Management of Unisource, P.O. Box 834, Valley Forge, PA 19482 has been selected as the Plan Administrator and the agent for service of process under the Plan. A new Administrator may be appointed by the Committee at any time.

     The Plan's fiscal year is January 1 - December 31.  Its Plan number is 900.

     All expenses incurred in administering the Plan will be paid by Unisource and none will be paid by the Plan participants.

                                       6
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Claims Procedure

     If at any time the Plan Administrator denies your written claim for any benefit to which you believe you are entitled under the Plan, the Plan Administrator will send you written notice within 90 days (or 180 days under special circumstances) of the date on which you filed your claim. This notice will (a) explain the specific reason or reasons for the denial of your claim,
(b) refer to the specific Plan provision on which the denial is based, (c) describe any additional information required in order to obtain a favorable determination of your claim and explain why this information is necessary, and
(d) explain the steps to be taken if you wish to submit your claim for review.

     If you wish to appeal a denied claim, you must, within 60 days of receiving your notice of denial, petition the Committee for a review. All petitions for review must be made in writing on forms supplied by Unisource. The Committee will render a written decision within 60 days (or 120 days under special circumstances) after receiving your petition.

     You must follow the claims procedure described above before you can consider legal action against Unisource. Naturally, both you and Unisource will want to avoid legal action. Should you feel legal action is necessary, however, any summons or other legal process should be served on the agent named on page 6.

Tax Consequences

     The following discussion is intended to provide general information under current federal law concerning the tax consequences of the Plan to the Plan participants and to Unisource and its Employers. It does not provide information about the tax consequences under any state or local law which may be applicable to the transactions described herein. Because the consequences under federal, state and local law may vary with each employee and may materially affect an employee's decisions with respect to the Plan, you should seek competent advice from legal or other counsel. There may also be changes in the law subsequent to the date hereof which affect the tax consequences of the Plan or which cause Unisource to terminate the Plan in accordance with its terms.

     The Plan is not a qualified Plan under section 401(a) of the Internal Revenue Code of 1986, as amended.

                                       7
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     1.   Years of Deferral

     An effective election to defer compensation otherwise payable in a taxable year will remove the amount so deferred from the taxable income of the participant for such year for federal income tax purposes. Neither Unisource nor an Employer will be permitted a current federal income tax deduction for any amounts deferred under the Plan.

     Amounts deferred will generally be subject to taxes imposed under the Federal Insurance Contributions Act ("FICA") or the Federal Unemployment Tax Act ("FUTA") in the year of deferral.

     2.   Years of Payment

     Retirement benefits (or lump sum payments) will be taxable income to the participant or a beneficiary in the year in which such benefits (or lump sum payments) are received. Such benefits will generally not be subject to taxes imposed under FICA or FUTA, but are subject to federal income tax withholding requirements. Unisource or an Employer will generally be permitted a federal income tax deduction for the year in which such benefits are paid.

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

                           UNISOURCE WORLDWIDE, INC.

                        1997 DEFERRED COMPENSATION PLAN


     1. Purpose. The purpose of the Unisource Worldwide, Inc. 1997 Deferred Compensation Plan is to permit certain eligible employees of Unisource Worldwide, Inc. and its affiliated companies to defer a portion of their compensation and to participate in a program under which they are provided supplemental income after their retirement. The program is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees.

     2. Definition. Unless the context otherwise requires, the following words as used herein shall have the following meanings:

          (a) "Administrator" shall mean the person or persons so designated and acting under Paragraph 16 hereof.

          (b) "Affiliated Employer" shall mean any domestic corporation of which Unisource (directly or through any subsidiary) owns 80% or more of the outstanding voting stock.

          (c) "Alco" shall mean Alco Standard Corporation, an Ohio corporation.

          (d) "Alco Plan" shall mean the Alco Standard Corporation 1994 Deferred Compensation Plan.

          (e) "Compensation" shall mean all salaries, bonuses, commissions and incentive compensation from an Employer, including cash payable pursuant to awards under an LTIP, but shall not include company contributions under Unisource's Partners' Stock Purchase Plan or under any of Unisource's qualified retirement plans or any fringe benefits.

          (f) "Effective Date" shall mean January 1, 1997.

          (g) "Employer" shall mean Unisource or an Affiliated Employer.

          (h) "LTIP" shall mean any long term incentive compensation plan adopted by Unisource from time to time.

          (i) "Participant" shall mean any person employed by an Employer who is eligible, and who has elected, to participate in the Plan.

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          (j) "Participation Agreement" shall mean the agreement  executed by each Participant and such Participant's Employer setting forth certain information relating to the Participant's participation in the Plan.

          (k) "Plan" shall mean the Unisource Worldwide, Inc. 1997 Deferred Compensation Plan, as amended from time to time.

          (l) "Plan Year" shall mean the period beginning on January 1 and ending on December 31 of each year.

          (m) "Total Disability" shall mean a total disability as defined in the long term disability plan adopted by the Participant's Employer (or, if the Participant's Employer does not have such a plan, the long term disability plan of Unisource).

          (n) "Unisource" shall mean Unisource Worldwide, Inc., a Delaware corporation.

     3. Participation. Any person who (a) is employed by an Employer on a full-time basis, (b) either (i) is a former participant in the Alco Plan, or
(ii) is "highly compensated" (employees who received Compensation from Alco or an Employer in the 1995 calendar year, or who expect to receive Compensation from Alco or an Employer in the 1996 calendar year, in excess of $110,000 are considered "highly compensated" for purposes of the Plan) or (iii) has been designated by Alco as a "Partner" and (c) is a United States taxpayer, shall be eligible to participate herein. In addition, other persons who satisfy conditions (a) and (c) of the foregoing sentence shall be eligible to participate in the Plan if selected by the President of Unisource. A person eligible under this Paragraph 3 shall become a Participant by executing a Participation Agreement and such other forms as may be required by the Administrator.

     4. Deferral of Compensation. Prior to the Effective Date and prior to the beginning of each Plan Year during the term of the Plan, an employee who meets the eligibility requirements of Paragraph 3 may irrevocably elect to defer or forgo a portion of his Compensation for each of the next five Plan Years (or, if less, for each of the Plan Years while he is an active employee of an Employer). The amount of the deferral for each Plan Year may vary, subject to the minimum and maximum limitations set forth below.

     The amount of salary and/or bonus and/or cash payments pursuant to LTIP awards (stated as a dollar amount or as a percentage in the case of deferrals from a Participant's bonus or LTIP award) to be deferred for the first Plan Year shall be designated on the Participant's Participation Agreement, subject to the minimum and maximum limitations set forth below. For each of the next four Plan Years after a Participant's initial deferral election (or, if less, for each Plan Year while he is an active employee of an Employer), the Participant will be given the opportunity, prior to the beginning of each Plan Year, to elect the amount of Compensation to be deferred, subject to the minimum and maximum limitations set forth below. For each Plan Year, the amount of a Participant's deferrals from salary may be no less than $3,000 and the aggregate amount of a Participant's deferrals from salary, bonus and LTIP awards may be no more than $100,000. In the event that a Participant fails to specify the amount to be deferred in any Plan Year, he shall be deemed to have elected to defer $3,000 of salary for such Plan Year. The Administrator shall have the right to waive the future deferral obligation for a Participant who has suffered an unforseeable emergency.

     The amount to be deferred for a Plan Year will be deducted from the Participant's Compensation otherwise payable by an Employer, in substantially equal installments during the applicable deferral period in the case of deferrals from salary, and in a lump sum in the case of deferrals from bonuses or LTIP awards.

     5. Investment Accounts. Amounts deferred by a Participant pursuant to Paragraph 4 will be credited to an account established by Unisource in the name of the Participant. A Participant's account will be credited with earnings based on the performance of various investment alternatives selected by the Participant from among those made available by Unisource from time to time.

     A Participant may request a change in his allocation among the various investment alternatives once during any calendar month. Any such changes requested by the 25th day of the month will become effective as of the first day of the next calendar month.

     6. Vesting. A Participant shall vest in the benefits to be provided hereunder on the fifth anniversary of the date of his initial participation in the Plan (or, in the case of Participants who formerly participated in the Alco Plan, on the fifth anniversary of the date of his initial participation in the Alco Plan) or when he attains age 65, whichever shall first occur, provided the Participant has been a full-time employee of an Employer or of Alco for the entire period.

     A Participant who incurs a Total Disability while still employed by an Employer shall become immediately vested in the benefits to be provided hereunder (as described in Paragraph 8, below).

     Each other Participant whose employment terminates prior to vesting (other than on account of death, as described in Paragraph 7, below) shall be entitled to receive, in a lump sum payment, an amount equal to the lesser of (i) the Participant's deferrals to the date of termination, without interest, or (ii) the value of the Participant's account as of the last day of the calendar month coincident with or next following the date of termination. No other benefits shall be payable under the Plan to such Participant.

     7. Death Benefits. If a Participant dies (whether before or after he begins to receive benefit payments), his beneficiary shall be entitled to receive, in a lump sum payment, the value of the Participant's account as of the last day of the calendar month coincident with or next following the Participant's date of death.

     8. Disability Benefits. If a Participant incurs a Total Disability while still employed by an Employer, he shall be entitled to receive the benefits described in Paragraph 9, which shall commence in the January following the year in which he attains age 60. A Participant who has incurred a Total Disability may begin to receive benefits before reaching age 60 if the Committee (as defined in Paragraph 16) determines, upon application by the Participant, that the Participant has a financial hardship that cannot reasonably be relieved by use of other resources available to him.

     9. Amount and Timing of Benefit Payments. Except as otherwise provided in Paragraphs 6, 7 and 8, payment of benefits under the Plan shall be paid in ten annual payments and shall commence in the January following the later of the Participant's attaining age 60 or the Participant's retirement from the employ of an Employer, unless the Participant has notified the Administrator, in writing, by December 31 of the second year prior to such date, of his election to defer commencement of such benefits until a later date or his election to receive benefits in five or fifteen annual payments.

          A.  Ten Payments.  If the Participant's benefits are to be paid to him
              ------------
in ten annual payments, such payments shall be made as follows:

          (a) 1/10 of the value of his account as of the preceding December 31 in the first year.

          (b) 1/9 of the value of his account as of the preceding December 31 in the second year.

          (c) 1/8 of the value of his account as of the preceding December 31 in the third year.

          (d) 1/7 of the value of his account as of the preceding December 31 in the fourth year.

          (e) 1/6 of the value of his account as of the preceding December 31 in the fifth year.

          (f) 1/5 of the value of his account as of the preceding December 31 in the sixth year.

          (g) 1/4 of the value of his account as of the preceding December 31 in the seventh year.

          (h) 1/3 of the value of his account as of the preceding December 31 in the eighth year.

          (i) 1/2 of the value of his account as of the preceding December 31 in the ninth year.

          (j) All amounts remaining in his account in the tenth year.

          B.  Five Payments.  If the Participant elects (in accordance with the
              -------------
procedure specified herein) to have his benefits paid in five annual payments, such payments shall be made as follows:

          (a) 1/5 of the value of his account as of the preceding December 31 in the first year.

          (b) 1/4 of the value of his account as of the preceding December 31 in the second year.

          (c) 1/3 of the value of his account as of the preceding December 31 in the third year.

          (d) 1/2 of the value of his account as of the preceding December 31 in the fourth year.

          (e) All amounts remaining in his account in the fifth year.

          C.  Fifteen Payments.  If the Participant elects (in accordance with
              ----------------
the procedure specified herein) to have his benefits paid in fifteen annual payments, such payments shall be made as follows:

          (a) 1/15 of the value of his account as of the preceding December 31 in the first year.

          (b) 1/14 of the value of his account as of the preceding December 31 in the second year.

          (c) 1/13 of the value of his account as of the preceding December 31 in the third year.

          (d) 1/12 of the value of his account as of the preceding December 31 in the fourth year.

          (e) 1/11 of the value of his account as of the preceding December 31 in the fifth year.

          (f) 1/10 of the value of his account as of the preceding December 31 in the sixth year.

          (g) 1/9 of the value of his account as of the preceding December 31 in the seventh year.

          (h) 1/8 of the value of his account as of the preceding December 31 in the eighth year.

          (i) 1/7 of the value of his account as of the preceding December 31 in the ninth year.

          (j) 1/6 of the value of his account as of the preceding December 31 in the tenth year.

          (k) 1/5 of the value of his account as of the preceding December 31 in the eleventh year.

          (l) 1/4 of the value of his account as of the preceding December 31 in the twelfth year.

          (m) 1/3 of the value of his account as of the preceding December 31 in the thirteenth year.

          (n) 1/2 of the value of his account as of the preceding December 31 in the fourteenth year.

          (o) All amounts remaining in his account in the fifteenth year.

     10. Beneficiary Designation. A Participant shall designate in his Participation Agreement the beneficiary or beneficiaries who shall, in the event of his death, receive the benefits payable in accordance with Paragraph 7. This designation may be amended in writing and filed with the Administrator from time to time by the Participant. In the event that there is no effective beneficiary designation when such benefits are payable, payments shall be made to the members of the first surviving class of the Participant in the following priority:

          (a)  spouse;

          (b) the living children (including adopted children) in equal amounts;

          (c)  estate.

     11. Incapacity of Recipient. Any payment required to be made under the Plan to a person who is under a legal disability may be made to or for the benefit of such person in such of the following ways as the Administrator shall determine:

          (a)  to such person;

          (b) to the legal representatives of such person;

          (c) to a near relative of such person to be used for his benefit; or

          (d) to pay the expenses of support, maintenance or education of such person.

     The Administrator shall not be required to see to the application by any third party of payments made pursuant to this Paragraph 11.

     12. Responsibility for Payment. All benefits under the Plan shall be paid by Unisource. Unisource may, in its sole discretion, determine the manner in which it shall finance its obligation to pay such benefits.

     13. Non-Assignment. Except as hereinafter provided with respect to marital or family support disputes, no amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by the Participant or any beneficiary. Any attempt to assign, transfer, sell, pledge, encumber, alienate or charge any amount hereunder shall be without effect. In cases of marital or family support disputes, the Administrator will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation in the Plan, the Participant shall agree to hold the Employer harmless from any claim that arises out of obeying an order of any state or federal court with respect to marital or family support disputes, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

     14. No Funding. Unisource shall not segregate or physically set aside any funds or assets as a result of this Plan. Neither a Participant, nor his beneficiary, nor any other person shall be deemed to have, pursuant to this Plan, any property interest, legal or equitable, in any specific asset of Unisource or an Employer. To the extent that any person acquires any right to receive benefits under this Plan or a Participation Agreement, such right shall be no greater than, nor shall it have any preference or priority over, the rights of any unsecured general creditor of Unisource or an Employer.

     15. Ownership of Life Insurance Policies. Unisource may, but is not obligated to, purchase life insurance policies to assist it in meeting its obligation to pay benefits under the Plan. Unisource will retain all incidents of ownership in such policies.

     As a condition of participation in the Plan, the Participant shall agree that Unisource or an Employer may, at their expense, purchase life insurance on the life of the Participant.

     16. Administration. The Plan shall be administered by a Committee selected from time to time by the Board of Directors of Unisource (the "Committee"). The Committee shall select an Administrator from time to time to administer the Plan under the general policy guidance of the Committee. The Administrator shall be one or more persons who shall be responsible for:

          (a) maintaining any records necessary in connection with the Plan;

          (b) making calculations under the Plan;

          (c) interpreting the provisions of the Plan; and

          (d) otherwise administering the Plan in accordance with its terms.

     17. Claims Procedures. At any time the Administrator makes a determination adverse to a Participant or beneficiary with respect to a claim for benefits or participation under the Plan, the Administrator shall notify the claimant in writing of such determination, setting forth:

          (a) the specific reason for such determination;

          (b) a reference to the specific provision or provisions of the Plan on which such determination is based;

          (c) a description of any additional material or information necessary to perfect the claim, and an explanation of the reason that such material is required; and

          (d) an explanation of the rights and procedures set forth in this Paragraph 17.

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

     A person who receives notice of an adverse determination by the Administrator with respect to a claim may request, within 60 days of receipt of such notice, that the Committee review the Administrator's determination. This request may be made on behalf of a claimant by a duly authorized representative. The claimant or representative may review pertinent documents and submit issues and comments with respect to the controversy to the Committee. The Committee shall render a decision within 60 days of a request for review (or within 120 days under special circumstances), which decision shall be in writing and shall set forth the specific reasons for the decision reached and the specific provisions of the Plan on which the decision is based. A copy of the ruling shall be forwarded to the claimant.

     18. Employee Benefit Plans. This Plan shall not in any way affect a Participant's right to participate in any pension, profit-sharing, incentive, thrift, group health insurance, stock option, termination pay or similar plan of an Employer, which is now in effect or may hereafter be adopted, to the extent that the Participant is entitled to participate under the applicable terms and provisions of such plan, except that the amounts deferred herein shall not be included in determining a Participant's benefits under any retirement plans qualified under section 401(a) of the Internal Revenue Code. Deferrals under this Plan will be included as compensation for purposes of calculating the level of contributions under Unisource's Partners' Stock Purchase Plan.

     19. Amendment. The Board of Directors of Unisource shall have the power to amend this Plan at any time; provided, however, that, except as set forth in Paragraph 20 and/or Paragraph 21, no amendment or termination of the Plan shall have a material adverse effect upon a Participant unless he consents to such amendment or termination in writing.

     20. Termination. This Plan shall remain in effect until termination by the Board of Directors of Unisource. The Board of Directors of Unisource shall have the right to terminate the Plan in its entirety, and not in part, at any time for any reason that it, in its discretion, deems appropriate. In such event, Unisource shall have no liability or obligation under the Plan or the Participant's Participation Agreement (or any other document), provided that Unisource distributes to each Participant, in a lump sum payment, the value of his account, valued as of the end of the month in which such termination occurs.

     21. Acceleration. Unisource shall have the right at any time to (a) accelerate the vesting of benefits to be provided under the Plan or (b) cause the payment of all amounts thereafter due to a Participant to be paid in a single lump sum or in such other accelerated manner as Unisource shall deem appropriate. The amount of any lump sum payment shall be the value of a Participant's account, valued as of the end of the month following Unisource's determination to accelerate benefits. If Unisource accelerates the payment of benefits to more than 70% of all Participants pursuant to this provision, it must accelerate the payment of benefits to all Participants under the Plan in a comparable manner.

     22.  Miscellaneous.

          (a) The existence of this Plan and the Participation Agreements hereunder, and any actions undertaken pursuant hereto, shall not confer upon the Participant any right to continued employment by any Employer.

          (b) This Plan shall be administered under and in accordance with the laws of the Commonwealth of Pennsylvania, in which Unisource's principal place of business is located.

          (c) The terms of this Plan and the Participation Agreements and other documents executed in accordance herewith shall be binding upon Unisource, its successors and assigns, and each Participant, his heirs and legal representatives.

          (d) Any taxes imposed on a Participant shall be the sole responsibility of the Participant. Employers shall have the right to deduct from any benefits payable under the Plan any federal, state or local taxes required to be deducted or withheld from such benefits.

          (e) No expenses of administering the Plan shall be charged against the Participants or their benefits hereunder.

          (f) As used herein, the singular shall include the plural, the masculine shall include the feminine, and vice versa.

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